EXHIBIT 4.1

                       AMENDMENT NO. 1 TO RIGHTS AGREEMENT

         Amendment No. 1 to the Rights Agreement, dated as of June 13, 1999, by and between Maxxim Medical, Inc., a Texas corporation (the "Company"), and Harris Trust and Savings Bank, an Illinois banking corporation (the "Rights Agent"), at the Company's direction.

                              W I T N E S S E T H :

         WHEREAS, on July 10, 1997 the Company and the Rights Agent entered into a Rights Agreement (the "Agreement"), the terms of which are incorporated herein by reference and made a part hereof;

         WHEREAS, on June 13, 1999, the Board of Directors of the Company determined to amend the Agreement and directed the Rights Agents to enter this Amendment.

         NOW, THEREFORE, in consideration of the premises and mutual agreements herein set forth, and intending to be legally bound hereby, the parties hereto agree that the Agreement shall be and hereby is amended in the following manner:

         Section 1.  AMENDMENT OF "CERTAIN DEFINITIONS".

         (a) Section 1(j) of the Agreement is amended by deleting such section in its entirety.

         (b) Section 1(m) is hereby amended by deleting in its entirety the first parenthetical clause therein which reads "(or such later date as may be determined by action of a majority of Continuing Directors then in office)" and by replacing all other references therein to the clause "Continuing Directors" by the clause "members of the Board of Directors of the Company".

         (c) Section 1(u) is hereby amended to read in its entirety as follows:

         "Permitted Offer" shall mean a tender offer for all outstanding Common Shares made in the manner prescribed by Section 14(d) of the Exchange Act and the rules and regulations promulgated thereunder; PROVIDED, HOWEVER, that members of the Board of Directors then in office have unanimously determined that the offer is both adequate and otherwise in the best interests of the Company and its shareholders (taking into account all factors that the members of the Board of Directors deem relevant).

         Section 2. AMENDMENT OF "ISSUANCE OF RIGHTS CERTIFICATES". Section 3(a) of the Agreement is hereby amended to add the following paragraph at the end thereof:

         "Notwithstanding any other provision of this Agreement, the occurrence of (A) the approval, execution and delivery of the Agreement and Plan of Merger, dated as of June 13, 1999 (as it may be amended from time to time, the "Merger

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         Agreement"), by and between Fox Paine Medic Acquisition Corporation, a
         Texas corporation("FP Acquisition") which is affiliated with Fox Paine & Company, LLC ("Fox Paine"), and the Company, and the Voting Agreements by and between FP Acquisition and certain officers and directors of the Company (as such agreements may be amended from time to time, the "Voting Agreements"), (B) the consummation of the transactions contemplated by the Merger Agreement or the Voting Agreements or (C) the announcement of any of the foregoing events will not, individually or collectively, cause (i) FP Acquisition, Fox Paine and their Affiliates and Associates, either individually or as a group, to be deemed an Acquiring Person, (ii) the Rights to become exercisable or (iii) the occurrence of a Distribution Date, a Triggering Event or a Shares Acquisition Date."

         Section 3. AMENDMENT OF "REDEMPTION". Section 19(a) of the Agreement is hereby amended to read in its entirety as follows:

         "The Company may, at its option and with the approval of the Board of Directors, at any time prior to the Close of Business on the earlier of
         (i) the tenth day following the Shares Acquisition Date or such later date as may be determined by unanimous action of the members of the Board of Directors then in office and publicly announced by the Company and (ii) the Final Expiration Date, redeem all but not less than all the then outstanding Rights at a redemption price of $0.01 per Right, appropriately adjusted to reflect any stock split, stock dividend or similar transaction occurring after the date hereof (such redemption price being herein referred to as the "Redemption Price") and the Company may, at its option, pay the Redemption Price either in Common Shares (based on the Current Per Share Market Price thereof at the time of redemption) or cash. Such redemption of the Rights by the Company may be made effective at such time, on such basis and with such conditions as the Board of Directors in its sole discretion may establish; PROVIDED, HOWEVER, if the Board of Directors of the Company authorizes redemption of the Rights on or after the time a Person becomes an Acquiring Person, then such authorization shall require the unanimous concurrence of the members of the Board of Directors then in office. The date on which the Board of Directors elects to make the redemption effective shall be referred to as the "Redemption Date."

         Section 4. AMENDMENT OF "EXCHANGE". Section 20(a) of the Agreement is hereby amended by replacing the clause "by majority vote of the Board of Directors and a majority vote of the Continuing Directors" with the clause "by unanimous vote of the Board of Directors".

         Section 5. AMENDMENT OF "SUPPLEMENTS AND AMENDMENTS". Section 23 of the Agreement is hereby amended by replacing clause (iii) therein in its entirety to read as follows:

         "(iii) shorten or lengthen any time period hereunder (which shortening or lengthening shall require the unanimous concurrence of the members of the Board of Directors then in office)"

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         Section 6. AMENDMENT OF "DETERMINATIONS AND ACTIONS BY THE BOARD OF
DIRECTORS, ETC.". Section 25 of the Agreement is hereby amended by deleting in its entirety the parenthetical clause "(or, where specifically provided for herein, the Continuing Directors)" and the clause "or the Continuing Directors" wherever such clauses appear in such Section 25.

         Section 7. RIGHTS AGREEMENT AS AMENDED. The term "Agreement" as used in the Agreement shall be deemed to refer to the Agreement as amended hereby and shall be effective as of the date hereof. It is expressly understood and agreed that except as provided above, all terms, conditions and provisions contained in the Agreement shall remain in full force and effect without any further change or modification whatsoever.

         IN WITNESS WHEREOF, the parties have caused this Amendment No. 1 to be duly executed and their respective corporate seals to be hereunto affixed and attested, all as of the day and year first above written.

Attest:                               MAXXIM MEDICAL, INC.

By: /s/ DONALD R. DEPRIEST            By: /s/ KENNETH W. DAVIDSON
   ----------------------------          ------------------------
    Name: Donald R. DePriest             Name:  Kenneth W. Davidson
    Title: Director                      Title: Chairman, President and
                                                Chief Executive Officer

Attest:                               HARRIS TRUST AND SAVINGS BANK,
                                                as Rights Agent

By: /s/ BERNETTA YOUNG-GRAY           By: /s/ LORRAINE RODEWALD
   ---------------------------           ------------------------
   Name:  Bernetta Young-Gray            Name:  Lorraine Rodewald
   Title: Trust Officer                  Title: Vice President

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